Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY ANNOUNCES RESIGNATION AND
APPOINTMENT OF NEW CHAIRMAN OF THE BOARD

FORT WORTH, TEXAS - March 13, 2020 (GLOBE NEWSWIRE) -- Lilis Energy, Inc. (NYSE American: LLEX) (the “Company”), an exploration and production company operating in the Permian Basin of West Texas and Southeastern New Mexico, announced today that David M. Wood has resigned as Chairman of the Board and a director of the Company. The resignation of Mr. Wood was for personal reasons and not as a result of a disagreement with the Company, its directors or any of its stockholders.

The board of directors of the Company today appointed current director Michael G. Long as Chairman of the Board.

Mr. Long stated: “On behalf of the entire Lilis board and the Company, I want to thank Dave Wood for his leadership, insight and hard work on the Lilis board through very tumultuous times. While Dave will be sorely missed, I am confident our remaining eight board members will continue to serve Lilis and its shareholders well by bringing a wide variety of talents to the boardroom with the ability to devote significant time and efforts to the challenges facing the Company.”

The Board of Directors also appointed Mr. Long as chairman of the special committee of the Board of Directors previously appointed to review and evaluate strategic alternatives of the Company, including the previously announced non-binding offer of Värde Partners, Inc., on behalf of certain of its affiliated private funds and investment vehicles (collectively, “Värde”), proposing to acquire all of the outstanding shares of common stock of the Company not owned by Värde for $0.25 per common share, which offer was extended on February 28, 2020 to March 18, 2020. The special committee has continued active discussions with Värde regarding its proposal through the recent market dislocation.

The special committee of the board of directors continues to caution the Company’s shareholders and others trading in its securities that Värde’s offer is a preliminary proposal that does not constitute a binding commitment. There is no assurance that the preliminary offer will be extended or that a definitive agreement will be executed or that the transaction contemplated in the Värde offer or any other transaction will be consummated. The Company does not anticipate making further public statements about this matter or the activities of the special committee unless it determines to enter into a definitive agreement for a transaction or the board of directors determines that no such transaction will be effected.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Fort Worth based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 18,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

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